WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570)-286-3636	April 20, 2004
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS REPORTS 1st QUARTER INCREASE IN SALES AND NET INCOME
     (Sunbury, PA) – Weis Markets, Inc. (NYSE: WMK) today said its first quarter sales increased 2.3% to $520.7 million and net income increased 2.9% to $16.2 million as compared to the prior year.

     During the thirteen week period ending March 27, 2004, the Company's basic and diluted earnings per share increased 3.4% to $.60 per share. The Company's comparable store sales increased 3.0%.

     The Company's increases in sales and net income were the result of a strong performance in its perishable departments, favorable variances in commodity pricing, increased customer traffic and improvements in its expense control initiatives.

     At the Company's Annual Shareholders' meeting, Weis Markets' Chairman Robert F. Weis announced the Company would invest $93.2 million in its capital expansion program. This budget contains 30 store projects including the construction of seven superstores (five are replacement units), the expansion of nine units and the remodel of 14 others. While these projects will begin in 2004, some might not be completed until 2005.

     The Weis Markets' Board of Directors authorized the repurchase of up to one million shares of company's common stock at its April meeting. This action supersedes the previous repurchase resolution, which was approved by the Company's Board in 1996 and had a remaining balance of 474,504 shares.

     Founded in 1912, Weis Markets operates 158 stores in six states: Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The company also owns and operates 33 SuperPetz units in eleven states.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc. and Subsidiaries
COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS
First Quarter - 2004
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Mar. 27, 2004	Mar. 29, 2003	(Decrease)
Net Sales	$520,669,000	$509,071,000	2.3%
Income Before Taxes	26,037,000	25,438,000	2.4%
Provision for Income Taxes	9,802,000	9,654,000	1.5%
Net Income	$16,235,000	$15,784,000	2.9%

Weighted-Average
Shares Outstanding	27,140,000	27,194,000	(54,000)
Basic and Diluted
Earnings Per Share	$0.60	$0.58	$0.02